Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2026 relating to the financial statements of Enliven Therapeutics, Inc., appearing in the Annual Report on Form 10-K of Enliven Therapeutics, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

San Francisco, California

March 3, 2026